UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FRANCESCA’S HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Francesca’s Holdings Corporation
3480 W. 12th Street
Houston, Texas 77008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 10, 2012
10 a.m., Central Time

To the Stockholders of Francesca’s Holding Corporation:

Notice is hereby given that the 2012 annual meeting of stockholders (the “Annual Meeting”) of Francesca’s Holding Corporation (the “Company”) will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024 on Tuesday, July 10, 2012, at 10 a.m., Central Time, for the following purposes:

(1)	To elect to the Board of Directors of the Company the one (1) nominee named in the attached Proxy Statement to serve until the Company’s 2015 annual meeting of stockholders and until her successor is duly elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013;
(3)	To hold an advisory vote to approve the Company’s executive compensation;
(4)	To hold an advisory vote on the frequency of future advisory votes to approve executive compensation; and
(5)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record of the Company’s common stock as of the close of business on May 11, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

You are cordially invited to attend the Annual Meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please date, sign and mail the enclosed proxy card or submit your proxy using the internet or telephone as soon as possible. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

Greg Brenneman Non-Executive Chairman
Houston, Texas May 25, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 10, 2012.
The Proxy Statement and Annual Report to Stockholders are available at
http://materials.proxyvote.com/351793

FRANCESCA’S HOLDINGS CORPORATION
3480 W. 12th Street
Houston, Texas 77008

PROXY STATEMENT
FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

We encourage you to vote by internet or telephone, or complete, sign and return your proxy prior to the meeting even if you plan to attend. After you vote, you may confirm that your shares were voted in accordance with your instructions. Immediately following the below company overview is a question and answer section that provides information about how to vote your shares and how to confirm your vote.

This Proxy Statement and our annual report to stockholders (the “2011 Annual Report”) are first being mailed to the Company’s stockholders and will be made available on the internet at http://investors.francescascollections.com or at http://materials.proxyvote.com/351793 on or about May 25, 2012.

COMPANY OVERVIEW

The Annual Meeting is the Company’s first annual meeting of stockholders as a publicly traded company. We are a holding company and all of our business operations are conducted through our wholly-owned indirect subsidiary, Francesca’s Collections, Inc., a corporation formed and existing under the laws of the State of Texas. Until the completion of our initial public offering (“IPO”) on July 27, 2011, we were a private company. On July 27, 2011, we completed our IPO and on February 1, 2012 and April 23, 2012, we completed follow-on offerings to our IPO. As of May 11, 2012, the CCMP Capital Funds (as hereinafter defined) owned approximately 17% of our outstanding common stock.

francesca’s collections® is one of the fastest growing specialty retailers in the United States. Our retail locations are designed and merchandised to feel like independently owned, upscale boutiques and provide our customers with an inviting, intimate and differentiated shopping experience. By offering a differentiated shopping experience and high-quality merchandise at a compelling value, our boutiques have been successful across a wide variety of geographic markets and shopping venues.

We believe that through the strength of our business model and our disciplined operating philosophy, we have achieved strong financial performance and growth that is among the best in the specialty retail sector:

•	Between fiscal year 2009 and 2011 our net sales increased from $79.4 million to $204.2 million, representing a compound annual growth rate of 60.4%.
•	Our comparable boutique sales increased by 10.4% in fiscal year 2011 after a 15.2% increase in fiscal year 2010.
•	Between the end of fiscal year 2009 and 2011 our boutique count increased from 147 to 283, representing a compound annual growth rate of 38.8%.
•	Between fiscal year 2009 and 2011 our income from operations increased from $17.5 million to $43.5 million, representing a compound annual growth rate of 57.8%.

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why did I receive only a Notice of Internet Availability of Proxy Materials?
A:	As permitted by the Securities and Exchange Commission (the “SEC”), the Company is furnishing to stockholders its notice of the Annual Meeting (the “Notice”), this Proxy Statement and the 2011 Annual Report primarily over the internet. On or about May 25, 2012, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access and review the proxy materials via the internet and how to submit a proxy electronically using the internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing printed copies.

Q:	What items will be voted on at the Annual Meeting?
A:	The items of business scheduled to be voted on at the Annual Meeting are:
•	The election to the Board of Directors of the one (1) nominee named in this Proxy Statement to serve until the 2015 annual meeting of stockholders and until her successor is duly elected and qualified (Proposal No. 1);
•	The ratification of the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013 (Proposal No. 2);
•	An advisory vote to approve the Company’s executive compensation (Proposal No. 3); and
•	An advisory vote on the frequency of future advisory votes to approve executive compensation (Proposal No. 4).

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “— How will voting on any other business be conducted?” below.

Q:	How does the Board of Directors recommend I vote on these items?
A:	The Board of Directors recommends that you vote your shares:
•	FOR the election to the Board of Directors of the following nominee: Ms. Patricia Bender (Proposal No. 1);
•	FOR the ratification of the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending February 2, 2013 (Proposal No. 2);
•	FOR the approval of the Company’s executive compensation (Proposal No. 3); and
•	THREE YEARS with respect to the frequency of future advisory votes on the approval of executive compensation (Proposal No. 4).
Q:	Who can attend the Annual Meeting?
A:	Subject to space availability, all holders of our common stock as of the record date for the Annual Meeting, which is May 11, 2012, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-serve basis. Registration will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Q:	Who is entitled to vote at the Annual Meeting?
A:	The record date for the Annual Meeting is May 11, 2012. Stockholders of record of the Company’s common stock as of the close of business on the record date are entitled to vote at the Annual Meeting.
Q:	How many shares are eligible to vote at the Annual Meeting?
A:	As of the close of business on the record date of May 11, 2012, there were 43,644,591 shares of the Company’s common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting.
Q:	What options are available to me to vote my shares?
A:	Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee (that is, in “street name”), your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You may vote via the Internet.

(1)	If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the internet by following the instructions provided in the Notice of Internet Availability;
(2)	If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the internet by following the instructions included in the email; or
(3)	If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone.

(1)	If you are a stockholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone.
(2)	Most stockholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker or other nominee. Those stockholders should check the voting instruction form for telephone voting availability.

You may vote by mail.  If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

You may vote in person at the meeting.  All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.

Q:	What is the deadline for voting my shares?
A:	If you are a stockholder of record, your proxy must be received by telephone or the internet by 11:59 p.m. Eastern Time on July 9, 2012 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign, date and return the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by the Company before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.
Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?
A:	Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:
•	Submitting to our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;
•	Properly submitting a proxy on a later date prior to the deadlines specified in “— What is the deadline for voting my shares?” above (only the last proxy submitted by a stockholder by Internet, telephone or mail will be counted); or
•	Attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or nominee, giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.

Q:	How is a quorum determined?
A:	A quorum refers to the number of shares that must be in attendance at an annual meeting of stockholders to lawfully conduct business. The representation, in person or by proxy, of holders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the meeting. Your shares will be counted for purposes of determining whether a quorum exists for the Annual Meeting if you returned a signed and dated proxy card or voting instruction form, if you submitted a proxy or voting instructions by telephone or the Internet, or if you vote in person at the Annual Meeting, even if you abstain from voting on any of the proposals. In addition, if you are a street name holder, your shares may also be counted for purposes of determining whether a quorum exists for the Annual Meeting even if you do not submit voting instructions to your broker. See “— How will votes be counted at the Annual Meeting?” below.
Q:	What is required to approve each proposal at the Annual Meeting?
A:	Election of Directors (Proposal No. 1). The Amended and Restated Bylaws of the Company (the “Bylaws”) provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the nominee receiving the highest number of affirmative votes of the shares entitled to be voted for directors will be elected as a director to serve until the 2015 annual meeting of stockholders and until his or her successor is duly elected and qualified. Votes withheld shall have no legal effect. The voting standard is discussed further under the section entitled “Election of Directors (Proposal No. 1) — Plurality Voting Standard.” Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Other Items (Proposal Nos. 2, 3 and 4).  Once a quorum has been established, pursuant to the Bylaws, approval of each of the other items to be submitted for a vote of stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the item at the meeting. Notwithstanding this vote standard required by the Bylaws, Proposal No. 2 (ratification of the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending February 2, 2013), Proposal No. 3 (an advisory vote on the approval of our executive compensation) and Proposal No. 4 (an advisory vote on the frequency of future advisory votes on the approval of executive compensation) are advisory only and are not binding on the Company.

Q:	How will votes be counted at the Annual Meeting?
A:	In the election of directors (Proposal No. 1), you may vote FOR or WITHHOLD with respect to the director nominee. For the proposal to ratify the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending February 2, 2013 (Proposal No. 2) and for the advisory vote to approve executive compensation (Proposal No. 3), you may vote FOR, AGAINST or ABSTAIN. With respect to the advisory vote on the frequency of future advisory votes to approve executive compensation (Proposal No. 4), you may vote ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN.

With respect to Proposal No. 1, abstentions will not be counted as a vote cast on the election of the director nominee and therefore will not be counted in determining the outcome of the director’s election. With respect to Proposal No. 2 and Proposal No. 3, abstentions have the same effect as votes AGAINST the matter. With respect to Proposal No. 4, abstentions will not be counted in determining the number of votes cast for any of the frequency options (one year, two years or three years).

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending February 2, 2013 (Proposal No. 2) is considered routine under applicable rules, while each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to these other items and therefore will not be counted in determining the outcome of the items.

Q:	How will my shares be voted if I do not give specific voting instructions in the proxy or voting instructions I submit?
A:	If you properly submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the items listed above in the notice of meeting, your shares will be voted as recommended by the Board of Directors on those items. See “— How does the Board of Directors recommend I vote on these items?” above.
Q:	How will voting on any other business be conducted?
A:	Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holders to vote on those matters in their discretion.

Q:	Who will bear the costs of the solicitation of proxies?
A:	The cost of preparing the Notice, this Proxy Statement, the Notice of Internet Availability and the form of proxy, the cost of making such materials available on the internet and the cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, certain officers, regular employees and directors of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so.
Q:	Where can I find the voting results of the Annual Meeting?
A:	We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of May 11, 2012 for the following: (i) each of the Company’s directors and each executive officer of the Company identified as a “named executive officer” in this Proxy Statement, (ii) all persons who are directors and executive officers of the Company as a group and (iii) any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the SEC.

To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by that stockholder. Unless otherwise indicated, the address for each person named in the table below is c/o Francesca’s Holdings Corporation, 3480 W. 12th Street, Houston, Texas 77008.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares(1)
Directors and Named Executive Officers:
John De Meritt(2)	1,318,000	3.0%
Gene Morphis(3)	66,885	*
Theresa Backes(4)	359,100	*
Kyong Gill	1,096,945	2.5
Kal Malik(5)	46,842	*
Patricia Bender	—	—
Greg Brenneman(6)	7,247,731	16.6
Neill Davis(7)	40,000	*
Richard Emmett(8)	16,000	*
Joseph Scharfenberger(6)(10)	—	*
Richard Zannino(6)	7,247,731	16.6
All persons who are directors and executive officers of the Company as a group (11 persons, each of whom is named above)(9)	10,156,618	23.3
5% Stockholders:
CCMP Capital, LLC and Related Funds(6)	7,247,731	16.6%

*	Less than 1.0%
(1)	We have determined beneficial ownership in the table in accordance with SEC rules and regulations. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of May 11, 2012 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. Our calculation of the percentage of beneficial ownership is based on 43,644,591 shares of our common stock outstanding as of May 11, 2012. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	Includes 818,000 shares of our common stock issuable pursuant to the exercise of stock options.
(3)	Includes 49,259 shares of our common stock issuable pursuant to the exercise of stock options that were cancelled on May 13, 2013 in connection with Mr. Morphis’s termination as our Executive Vice President, Chief Financial Officer.
(4)	Includes 359,100 shares of our common stock issuable pursuant to the exercise of stock options.
(5)	Includes 46,842 shares of our common stock issuable pursuant to the exercise of stock options.

(6)	In the case of CCMP Capital, LLC (“CCMP Capital”), includes 6,395,303 shares of common stock owned by CCMP Capital Investors II, L.P. (“CCMP Capital Investors”) and 852,427 shares of common stock owned by CCMP Capital Investors (Cayman) II, L.P. (“CCMP Cayman” and, together with CCMP Capital Investors, the “CCMP Capital Funds” or “CCMP”).

The general partner of the CCMP Capital Funds is CCMP Capital Associates, L.P. (“CCMP Capital Associates”). The general partner of CCMP Capital Associates is CCMP Capital Associates GP, LLC (“CCMP Capital Associates GP”). CCMP Capital Associates GP is wholly owned by CCMP Capital. Each of CCMP Capital Associates, CCMP Capital Associates GP and CCMP Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by the CCMP Capital Funds.

CCMP Capital ultimately exercises voting and dispositive power over the shares held by the CCMP Capital Funds. Voting and disposition decisions at CCMP Capital with respect to such shares are made by an investment committee, the members of which are Stephen Murray (the President and Chief Executive Officer of CCMP Capital), Greg Brenneman and Richard Zannino, each of whom may be deemed to beneficially own the shares owned by the CCMP Capital Funds.

Greg Brenneman is the Chairman of CCMP Capital Advisors, LLC. Each of Joseph Scharfenberger and Richard Zannino is a Managing Director of CCMP Capital Advisors, LLC. The address of each of Messrs. Brenneman, Scharfenberger and Zannino and each of the CCMP entities (other than CCMP Cayman) is c/o CCMP Capital, LLC, 245 Park Avenue, New York, New York 10167. The address of CCMP Cayman is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town KY1-9005, Grand Cayman, Cayman Islands.

(7)	Includes 40,000 shares of our common stock issuable pursuant to the exercise of stock options.
(8)	Includes 16,000 shares of our common stock issuable pursuant to the exercise of stock options.
(9)	Includes 1,299,442 shares of our common stock issuable pursuant to the exercise of stock options.
(10)	Mr. Scharfenberger’s term as a member of our Board of Directors will expire effective as of the adjournment of the Annual Meeting.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Set forth below is a brief biographical description of each of our directors who we expect to continue to serve on our Board of Directors following the Annual Meeting, of which Ms. Bender has been nominated for election to the Board of Directors at the Annual Meeting. The key experience, qualifications and skills that are important for persons who serve on the Company’s Board of Directors in light of its business and structure include: independence (with respect to independent directors); adherence to ethical standards; the ability to exercise sound business judgment; substantial business or professional experience and the ability to offer our management meaningful advice and guidance based on that experience; ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our Board of Directors together with any core competencies or technical expertise necessary for our committees. We believe that each director possesses these qualities and has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and to our Board of Directors. The specific experiences, qualifications and skills that led to the conclusion that each of our directors is qualified to serve on the Board of Directors is also included in the biographical description for each director provided below.

John De Meritt.  Mr. De Meritt, 41, is one of the Founders (as hereinafter defined) of the Company and has served as our President and Chief Executive Officer since March 2007 and has been a member of our Board of Directors since the inception of the Company. Prior to becoming President and Chief Executive Officer of the Company, Mr. De Meritt worked for many years in the real estate investment industry, most recently as Vice President, Director of Leasing in the Eastern United States for Weingarten Realty Investors, a shopping center REIT, from 2001 to 2006. Mr. De Meritt holds a Bachelor of Arts degree in Political Science and a minor in Economics from the University of Houston and a Juris Doctorate from the South Texas College of Law. Mr. De Meritt’s many years of professional management, commercial real estate experience and extensive experience as our President and Chief Executive Officer allow him to provide invaluable insight to the Board of Directors, particularly as it relates to our real estate strategy and trends in the women’s retail apparel industry.

Kyong Gill.  Ms. Gill, 47, is one of the Founders of the Company and has served as a member of our Board of Directors since the inception of the Company and has served as the Executive Vice Chairperson of our Board of Directors since March 2010. Ms. Gill previously served as our Chief Merchandising Officer from 2003 until March 2011 and continues to oversee our merchandising operations in her capacity as Executive Vice Chairperson. Prior to founding the Company, Ms. Gill worked in the finance departments of Continental Airlines and Northwest Airlines. Ms. Gill holds a Bachelor of Arts degree from the University of Houston and a Master of Business Administration degree from the University of Georgia. Ms. Gill was previously licensed as a Certified Public Accountant. Ms. Gill’s many years of experience at the Company and her extensive work as our primary merchandising strategist allow her to provide significant business advice to our Board of Directors, particularly as it relates to our merchandising strategy and customer demographics.

Greg Brenneman.  Mr. Brenneman, 50, has served as a member of our Board of Directors since February 2010 and is the Chairman of our Board of Directors. Mr. Brenneman is the Chairman of CCMP and a member of its investment committee. Prior to joining CCMP in October 2008, Mr. Brenneman served as Chief Executive Officer of Quiznos from January 2007 until September 2008 and as President of Quiznos from January 2007 until November 2007. He also served as Executive Chairman of Quiznos from 2008 to 2009. Prior to joining Quiznos, from 2004 to 2006, Mr. Brenneman was Chairman and Chief Executive Officer of Burger King Corporation. In 2002, Mr. Brenneman was named President and Chief Executive Officer of PwC Consulting, where he restructured the business which led to a strategic sale to IBM. From 1995 to 2001, Mr. Brenneman was with Continental Airlines as President, Chief Operating Officer and a member of its Board of Directors. In 1994, Mr. Brenneman founded Turnworks, Inc., his personal investment firm that focuses on corporate turnarounds. Prior to founding Turnworks in 1994, Mr. Brenneman was a Vice President for Bain and Company. Mr. Brenneman holds a Bachelors Administration of Business in Accounting and Finance from Washburn University of Topeka, Kansas and a Master of Business Administration degree with distinction from Harvard Business School. He was also awarded an honorary Doctor of Commerce degree from Washburn University. Mr. Brenneman currently serves on the board of directors of Edwards Group PLC, The Home Depot, Inc. and Automatic Data Processing, Inc.

Mr. Brenneman’s many years of experience working as a director and a chief executive officer of several private and public companies allows him to provide significant business, leadership and management advice to the Board of Directors.

Patricia Bender.  Ms. Bender, 58, has served as a member of our Board of Directors since October 2011. Ms. Bender has served as Executive Vice President and Director of Leasing at Weingarten Realty Investors since 2005. Ms. Bender has also served in various other managerial positions at Weingarten Realty since 1982. Prior to joining Weingarten Realty, Ms. Bender was as a Senior Fashion Buyer at Foley’s. Ms. Bender is a member of the board of directors of Uptown Houston and Vice President of National Charity League, Houston Hearts Chapter. Also, Ms. Bender is an adjunct professor in the Jones School at Rice University. She earned her Master of Business Administration (MBA) from the University of St. Thomas, Houston, TX. Ms. Bender brings commercial real estate expertise and a perspective on successful growth of specialty retail concepts to the Board of Directors.

Neill Davis.  Mr. Davis, 55, has served as a member of our Board of Directors since May 2007. Mr. Davis joined Men’s Warehouse in 1997 as Vice President and Treasurer. In November 2000, he was named Senior Vice President, Chief Financial Officer and Treasurer, and in March 2001 he was named Principal Financial Officer. In March 2002, he was promoted to Executive Vice President and remained Chief Financial Officer, Treasurer and Principal Financial Officer. In March 2003, he was named Executive Vice President, Chief Financial Officer and Principal Financial Officer. In April 2006, he was again named to the additional office of Treasurer. Mr. Davis holds a Bachelor of Business Administration degree from Southern Methodist University and a Master of Business Administration degree from the University of Arkansas. Mr. Davis’s positions as a treasurer and a chief financial officer at a large retail apparel company provide valuable insight to the Board of Directors, particularly as it relates to management and financial matters.

Richard Emmett.  Mr. Emmett, 56, has served as a member of our Board of Directors since November 2009. Mr. Emmett was named Senior Vice President, General Counsel and Secretary of Dunkin Brands in 2009. Prior to joining Dunkin Brands, Mr. Emmett served as Executive Vice President, Chief Legal Officer and Secretary of Quiznos from May 2007 to April 2009. Mr. Emmett also served as a member of the Quiznos leadership team and worked a wide array of issues ranging from the development of the overall business strategy to managing U.S. and international franchise relations. Prior to joining Quiznos, Mr. Emmett served as Senior Vice President, General Counsel and Secretary of Papa John’s International, Inc. from 1992 to May 2007. Mr. Emmett holds a Bachelor of Arts degree from Colgate University and a Juris Doctorate from The Marshall-Wythe School of Law, College of William & Mary. Mr. Emmett currently serves on the board of directors of Capital Pizza, Inc. Mr. Emmett has over ten years of experience serving as in-house legal counsel for various large corporations, which allows him to provide valuable insights and advice to the Board of Directors, particularly as it pertains to legal matters.

Richard Zannino.  Mr. Zannino, 53, has served as a member of our Board of Directors since February 2010. Mr. Zannino is a managing director of CCMP and a member of its investment committee. Prior to joining CCMP in 2009, Mr. Zannino was Chief Executive Officer and a member of the board of directors of Dow Jones & Company. He joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002 and then to Chief Executive Officer and Director in February 2006. Prior to joining Dow Jones, Mr. Zannino was Executive Vice President in charge of strategy, finance, M&A, technology, and a number of operating units at Liz Claiborne. He originally joined Liz Claiborne in 1998 as Chief Financial Officer. In 1998, he served as Executive Vice President and Chief Financial Officer of General Signal, where he led the sale of that company. From 1993 until early 1998, he was at Saks Fifth Avenue, ultimately serving as Executive Vice President and Chief Financial Officer, where he oversaw the company’s strategy, finance, business development, merchandise planning and technology and helped lead its successful initial public offering. Mr. Zannino is currently a member of the board of directors of IAC, Estee Lauder and Infogroup and is a trustee of Pace University. He holds a Bachelor of Science degree in finance and economics from Bentley College and a Masters of Business Administration in finance from Pace University. Mr. Zannino’s past leadership experience, knowledge of operations, as well as his extensive operating and financial experience in the retail industry, allow him to provide valuable business and leadership advice to the Board of Directors.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers, other than Mr. De Meritt and Ms. Gill, whose biographical information is set forth above.

Theresa Backes.  Ms. Backes, 54, has served as our Chief Operating Officer since 2007. Prior to joining the Company, from 2004 to 2007, Ms. Backes was the Vice President, Store Operations of David’s Bridal. From 2002 to 2004, Ms. Backes was the Senior Director, Store Operations, at Banana Republic. Ms. Backes has also held positions with IBM Global Services from 2000 to 2002 and she was the Senior Vice President, Stores, at Gymboree Corporation from 1996 to 2000. She held various management positions at Target Corp. and Mervyn’s Stores from 1981 to 1996. Ms. Backes graduated from Arizona State University in 1981 and attended both the Graduate Studies in Retail Finance program at the University of Michigan and Leadership Studies program at the Aspen Institute.

Kal Malik.  Mr. Malik, 51, has served as our General Counsel since October 2009. Prior to joining the Company, Mr. Malik was an attorney in private practice from August 2007 through September 2009 as a partner (of counsel during 2009) at the law firm of Condon Thornton Harrell Malik LLP. Prior to that, he was a Senior Director at Kane Russell Coleman & Logan, P.C. from April 2001 to July 2007. Mr. Malik holds a Bachelor of Science degree in Accounting from The University of Texas at Dallas, a Juris Doctorate from the South Texas College of Law and a Master of Laws in Taxation from Southern Methodist University Dedman School of Law. Prior to entering the practice of law, Mr. Malik practiced as a Certified Public Accountant in Dallas, Texas.

Cynthia Thomassee.  Ms. Thomassee, 40, has served as our Interim Chief Financial Officer since May 13, 2012. Ms. Thomassee has also served as the Company’s Vice President of Accounting since May 2010 and Controller since December 2007. Previously, Ms. Thomassee served as the Company’s Director of Finance from December 2007 to May 2010. Since prior to 2007 to December 2007, Ms. Thomassee served as the controller at LRG Furniture, LLC (“LRG”), a retail subsidiary of Bassett Furniture Industries. As controller, Ms. Thomassee was responsible for all accounting, payroll, and benefit administration functions of LRG. Ms. Thomassee is a Certified Public Accountant licensed in the State of Texas and holds a Bachelor of Science degree from University of Houston — Clear Lake.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Board Composition

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of eight members. Our Bylaws provide that, subject to any rights applicable to any then outstanding preferred stock, our Board of Directors will consist of a number of directors to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total directors then in office.

Our certificate of incorporation and Bylaws provide for a staggered, or classified, Board of Directors consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders as follows:

•	the Class I directors are Mr. Scharfenberger and Ms. Bender and their terms expire at the annual meeting of stockholders to be held in 2012;
•	the Class II directors are Ms. Gill and Messrs. Emmett and Zannino and their terms expire at the annual meeting of stockholders to be held in 2013; and
•	the Class III directors are Messrs. Brenneman, Davis and De Meritt and their terms expire at the annual meeting of stockholders to be held in 2014.

Mr. Scharfenberger’s term as a member of our Board of Directors will expire effective as of the adjournment of the Annual Meeting.

Upon the expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term expires. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Director Independence

A majority of our Board of Directors are “independent directors” and our Board of Director’s Compensation Committee and Nominating and Corporate Governance Committee are composed entirely of “independent directors,” as defined under the rules of the NASDAQ Global Select Market (the “NASDAQ”). Our Audit Committee also is composed entirely of directors that meet the independence requirements of both the Sarbanes-Oxley Act of 2002 and the NASDAQ. The Board of Directors has determined that Messrs. Brenneman, Davis, Emmett, and Zannino and Ms. Bender qualify as “independent directors” under the rules of the NASDAQ.

Committees of the Board of Directors

The standing committees of our Board of Directors include: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The composition and responsibilities of each standing committee is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist with its responsibilities. Current copies of the charters for each of these committees are posted on the About Francesca’s — Investor Relations, Corporate Governance section of our website at www.francescascollection.com.

Our General Counsel expects to regularly attend meetings of our Board of Directors committees when they are not in executive session, and to report on matters that are not addressed by other officers, and our Chief Financial Officer expects to regularly attends the meetings of the Audit Committee when they are not in executive session. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Audit Committee

The Audit Committee currently consists of Mr. Davis (Chair), Mr. Emmett and Mr. Scharfenberger and Ms. Bender. Following the Annual Meeting, the Audit Committee will consist of Mr. Davis (Chair), Mr. Emmett and Ms. Bender. The Board of Directors has determined that each member of the Audit Committee, except for Mr. Scharfenberger, is an “independent director” under the NASDAQ independence rules applicable to Audit Committee members. In addition, each member of the Audit Committee, except for Mr. Scharfenberger, is also “independent” under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each member satisfies the additional financial literacy requirements of the NASDAQ rules. The Board of Directors has designated one member of the Audit Committee, Mr. Davis, as an “Audit Committee financial expert” as defined by SEC rules.

The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;
•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and
•	approving related party transactions.

Compensation Committee

The Compensation Committee currently consists of Mr. Brenneman (Chair), Mr. Emmett and Mr. Scharfenberger. Following the Annual Meeting, the Compensation Committee will consist of Mr. Brenneman (Chair) and Mr. Emmett. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under the NASDAQ rules. The Compensation Committee is responsible for, among other things:

•	reviewing and approving compensation of our executive officers, including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change-in-control arrangements and any other benefits, compensation or arrangements;
•	reviewing succession planning for our executive officers;
•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;
•	determining the compensation of our directors;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;
•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and
•	administrating, reviewing and making recommendations with respect to our equity compensation plans.

The Compensation Committee is solely responsible for making the final decisions on compensation for our executive officers. However, the Compensation Committee takes into account recommendations of our Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer. The terms of the compensation for our Chief Executive Officer are recommended by our Compensation Committee and ultimately approved by our Board of Directors. Otherwise, our officers do not have any role in determining the form or amount of compensation paid to our executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist in the evaluation of compensation to our executive officers. As further described under “Executive Compensation — Compensation Discussion and Analysis” below, in connection with our IPO, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, and reviewed with Pearl Meyer a report Pearl Meyer prepared for the Compensation Committee concerning recommendations for our executive compensation program, including recommended base salary, target bonus and equity awards for certain of our executive officers. Pearl Meyer also advised on other aspects of executive compensation as requested by the Compensation Committee following our IPO. Pearl Meyer received $45,650 in fees during fiscal 2011 for services related to executive and director compensation provided on behalf of the Compensation Committee. Pearl Meyer reports only to the Compensation Committee and does not perform services for us, except for executive compensation-related services on behalf of, and as instructed by, the Compensation Committee. All compensation decisions were made solely by our Compensation Committee or Board of Directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Zannino (Chair), Mr. Brenneman and Mr. Davis. The composition of the Nominating and Corporate Governance Committee will remain the same following the Annual Meeting. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is an “independent director” under the NASDAQ rules. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board of Directors;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;
•	overseeing the evaluation of our Board of Directors and management; and
•	recommending members for each board committee of our Board of Directors.

Meetings and Attendance

During fiscal 2011, there were eight meetings of the Board of Directors, four meetings of the Audit Committee, three meetings of the Compensation Committee and two meetings of the Nominating and Corporate Governance Committee. Each of our directors attended at least 75% of the aggregate meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during fiscal 2011, except for Ms. Bender who was not appointed until October 2011 and Ms. Gill. In addition, the independent directors meet regularly in executive session without the presence of management. Mr. Brenneman, our Non-Executive Chairman, chairs these executive sessions of the independent directors.

Our Board of Directors encourages each director to attend the annual meeting of stockholders. We did not have an annual meeting of stockholders in 2011.

Compensation Committee Interlocks and Insider Participation

During the past fiscal year, Mr. De Meritt and Ms. Gill, each an executive officer of the Company, served as members of our Board of Directors. However, none of the executive officers of the Company, served on the Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company.

Board Leadership Structure and Board’s Role in Risk Oversight

Mr. Brenneman, a non-employee, serves as Non-Executive Chairman of our Board of Directors. We support separating the position of Chief Executive Officer and Chairman to allow our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to, and oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors.

While our Bylaws do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions and having a non-employee director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business and we face a number of risks as outlined in the “Risk Factors” section of our 2011 Annual Report. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its Audit Committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. Our Board of Directors has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our Audit Committee through its charter. Our Board of Directors has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our Audit Committee regularly reports to our Board of Directors with respect to its oversight of these important areas.

Our Board of Directors believes that the processes it has established to administer the Board of Director’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on the Company’s leadership structure described above.

Compensation Risk Assessment

We believe that our compensation programs do not encourage unnecessary or excessive risk taking that could have a material adverse effect on the Company. In particular, our Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The executive compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. While annual incentive bonuses focus on achievement of annual goals, executives’ annual bonuses are based on both Company and individual performance criteria as described below and our Compensation Committee retains discretion to reduce bonus amounts otherwise payable based on any factors it deems appropriate. Our Compensation Committee believes that the annual bonus opportunity appropriately balances risk and the desire to focus executives on specific annual goals important to the Company’s success.

A substantial portion of compensation provided to our executive officers is in the form of equity awards that further align executives’ interests with those of our stockholders. As further described under “Executive Compensation — Compensation Discussion and Analysis” below, the majority of the total compensation package opportunity for each of our named executive officers is in the form of stock options that have value only if our stock price appreciates after the date of grant of the award. Our Compensation Committee believes that these equity awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price, and, because grants are subject to long-term vesting schedules and our executives are subject to our stock ownership guidelines outlined above, we believe our executives will have significant value tied to long-term stock price performance.

Director Nomination Process

Identifying and Evaluating Director Nominee Candidates

Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing Corporate Secretary at 3480 W. 12th Street, Houston, Texas 77008 who will forward all recommendations to the Nominating and Corporate Governance Committee. Stockholders must submit their recommendations by or before March 12, 2013 for consideration for our next Annual Meeting and provide the following information:

(a)	name of the stockholder, whether an entity or an individual, making the recommendation;
(b)	a written statement disclosing such stockholder’s beneficial ownership of the Company’s shares;
(c)	name of the individual recommended for consideration as a director nominee;
(d)	a written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director;
(e)	a written statement from the stockholder making the recommendation stating how the recommended candidate meets the independence requirements established by the NASDAQ or any other exchange upon which the securities of the Company are traded;
(f)	a written statement disclosing the recommended candidate’s beneficial ownership of the Company’s shares;
(g)	a written statement disclosing relationships between the recommended candidate and the Company which may constitute a conflict of interest; and
(h)	any other information as reasonably requested by the Company.

The Nominating and Corporate Governance Committee may consider the following criteria in recommending candidates for election to the Board of Directors:

•	personal and professional integrity, ethics and values;
•	no relationships that, in the opinion of our Board of Directors or Nominating and Corporate Governance Committee, would interfere with, or have the appearance of interfering with, the exercise of his or her independent judgment as a member of our Board of Directors;
•	experience in the Company’s business and the specialty retail industry;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience as a board member of another publicly held company;
•	academic expertise in an area of the Company’s operations;
•	willingness and ability to contribute positively to the decision-making process of the Company;
•	demonstrated ability to exercise sound business judgment;
•	potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the Board of Directors as a whole; and
•	diligence and dedication to the success of the Company.

The Nominating and Corporate Governance Committee seeks to recommend candidates that further the objective of having a board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints. The Nominating and Corporate Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying board candidates.

Please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Corporate Secretary in the manner described in Section 1.12 of our Bylaws.

Code of Conduct and Ethics

Our code of business conduct and ethics applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of business conduct and ethics, employee misconduct, conflicts of interest or other violations. Our code of business conduct and ethics is available on our website at www.francescascollections.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Stockholder Communications with the Board

Stockholders may send written communications to the Board of Directors or to specified individuals on the Board, c/o Corporate Secretary at 3480 W. 12th Street, Houston, Texas 77008. All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of the Board of Directors, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors or any specified individual director, as applicable. If the correspondence is addressed to the Board of Directors, the Chairman will distribute it to the other members of the Board of Directors if he determines it is appropriate for the full Board of Directors to review.

DIRECTOR COMPENSATION

Messrs. Davis and Emmett and Ms. Bender currently receive a $40,000 annual retainer from us for their services as members of our Board of Directors. We increased the amount of the annual retainer paid to Mr. Davis from $20,000 to $40,000, effective April 1, 2011, to align his annual retainer with the annual retainer provided to Mr. Emmett. Ms. Bender joined our Board of Directors in October 2011.

In connection with her appointment to our Board of Directors, on October 4, 2011 we granted Ms. Bender a stock option under the 2011 Francesca’s Holdings Equity Incentive Plan (the “2011 Plan”) to purchase 19,530 shares of our common stock. Subject to her continued service through the applicable vesting date, the grant will vest in equal annual installments on each anniversary of the award date over a five-year period commencing with the first anniversary of the grant date. The terms and conditions of the stock option grant are similar to the terms and conditions of the stock options granted to employees generally. For a discussion of the 2011 Plan and the terms and conditions of stock options granted thereunder, please see the narrative following the “Grants of Plan-Based Awards During Fiscal Year 2011” table, below. Our current expectation is that these awards will not necessarily be made on an annual basis. Any equity grants to members of our Board of Directors will be determined at the discretion of our Board of Directors.

We entered into indemnification agreements with all our directors effective upon completion of our IPO. See “Certain Relationships and Related Party Transactions — Certain Relationships — Indemnification of Officers and Directors” for more information. All members of our Board of Directors receive reimbursement of reasonable and documented costs and expenses incurred by directors in connection with attending any meetings of our Board of Directors or any of our committees.

Those members of our Board of Directors who are either employed by us or are employees of our largest stockholder, CCMP, do not receive compensation from us in connection with their service on our Board of Directors. Accordingly, Messrs. De Meritt, Brenneman, Scharfenberger and Zannino and Ms. Gill have not received compensation from us for their service on our Board of Directors. Only those directors who are neither our employees nor the employees of our largest stockholder, CCMP, receive compensation from us for their service on our Board of Directors. No director is provided any additional fees based on the committees on which they serve or the number of meetings they attend.

The following table sets forth information regarding the compensation of our non-executive directors for their service on our Board of Directors for fiscal 2011:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Rich Emmett	40,000	—	—	40,000
Neill Davis	35,000	—	—	35,000
Patricia Bender(2)	10,000	250,104	—	260,104

(1)	The amounts reported in this column reflect the fair value on the grant date of the stock awards granted in fiscal year 2011 computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 6 to the consolidated financial statements included as part of the 2011 Form 10-K, filed with the SEC. As of January 28, 2012, Mr. Emmett held stock options to purchase 40,000 shares of common stock, which vest in equal annual installments on each anniversary of the March 26, 2010 award date over a five-year period commencing with the first anniversary of the award date, with an exercise price of $3.74 per share. As of January 28, 2012, Mr. Davis held stock options to purchase 100,000 shares of common stock, all of which are currently vested, with an exercise price of $1.43 per share. As of January 28, 2012, Ms. Bender held stock options to purchase 19,530 shares of common stock, which vest in equal annual installments on each anniversary of the October 4, 2011 award date over a five-year period commencing with the first anniversary of the award date, with an exercise price of $20.29 per share.
(2)	Ms. Bender was appointed to our Board of Directors effective October 1, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the material compensation arrangements we have with our named executive officers as required under the rules of the SEC. The SEC rules require disclosure for our principal executive officer or PEO (our Chief Executive Officer) and our principal financial officer or PFO (our Chief Financial Officer), regardless of compensation level, and our three most highly compensated executive officers in our last completed fiscal year, other than the PEO and PFO. All of these executive officers are referred to in this Compensation Discussion and Analysis as our “named executive officers.”

We operate on a fiscal calendar which in a given fiscal year consists of a 52- or 53-week period ending on the Saturday closest to January 31st. We refer to the period from January 30, 2011 to January 28, 2012, our previous fiscal year, as “fiscal year 2011.” For fiscal year 2011, our named executive officers were:

Name	Title
John De Meritt	President, Chief Executive Officer (PEO)
Gene Morphis	Former Executive Vice President, Chief Financial Officer (PFO) (Mr. Morphis served as our PFO until his employment terminated on May 13, 2012.)
Theresa Backes	Executive Vice President, Chief Operating Officer
Kyong Gill	Executive Vice Chairperson (who, until March 8, 2011, served as our Chief Merchandising Officer)
Kal Malik	Executive Vice President, General Counsel and Corporate Secretary

Our executive compensation programs are determined and approved by our Compensation Committee. During fiscal year 2011, the Compensation Committee was responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. None of the named executive officers are members of the Compensation Committee or otherwise had any role in determining the compensation of the other named executive officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our executive officers other than our Chief Executive Officer. The Compensation Committee determined all of the components of compensation of our Chief Executive Officer. Our Board of Directors reviewed the Compensation Committee’s recommendations for the compensation of our Chief Executive Officer and approved his final compensation.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts an annual review of our executive compensation program to ensure that:

•	the program is designed to align the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and
•	the program provides a total compensation package for each of our named executive officers that we believe is competitive.

We seek to accomplish these objectives by providing a total compensation package which includes three main components: base salary, annual performance-based cash awards and long-term equity-based awards. Of these components, base salary and annual performance-based cash awards have been historically, and we currently expect will continue to be, at or below-market when compared to the specialty retail industry generally, based on our experience and knowledge of general industry practices. However, our long-term equity-based awards, which have been in the form of stock options that have value only if our stock price appreciates after the date of grant of the award, have been significantly above-market when compared to the specialty retail industry generally, based on our experience and knowledge of general industry practices. As a result, the total compensation package for each of our named executive officers is generally above the median when compared to the specialty retail industry generally, with the majority of the total compensation package in the form of stock options that have value only if our stock price appreciates after the date of grant of the award. In addition to the aforementioned components of our total compensation package, we provide our named executive officers with certain additional executive benefits.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and motivates performance. Base salaries and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may change from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries, are paid out on a short-term or current basis. Other elements, such as benefits provided upon certain terminations of employment and the equity awards that are subject to multi-year vesting schedules, are paid out on a longer-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives.

We believe that by providing a substantial portion of our named executive officers’ total compensation package in the form of equity-based awards through stock option grants that vest over a period of three to five years, we are able to create an incentive to build stockholder value over the long-term and closely align the interests of our named executive officers to those of our stockholders by incentivizing our named executive officers to produce stockholder value. Additionally, our annual performance-based cash awards, while a less significant portion of our total compensation package, are also contingent upon the achievement of financial performance metrics and the amount of compensation ultimately received for these awards vary with our annual financial performance, thereby providing an additional incentive to maximize stockholder value. We have adhered to this philosophy historically and currently intend to continue to do so going forward. We believe that this philosophy has been successful by motivating, retaining and incentivizing our named executive officers and providing value to our stockholders.

We currently intend to continue to follow the compensation objectives and philosophy we have maintained historically. We currently intend to continue to provide at- or below-market fixed compensation in the form of base salary and annual performance-based cash award opportunities, while providing the majority of our total compensation package in the form of long-term equity-based incentives. For example, during fiscal year 2011, we granted to each of Mr. De Meritt and Mses. Backes and Gill an award of stock options, each of which is subject to a multi-year vesting period, to provide a long-term incentive for them to continue to grow the Company. We believe Mr. De Meritt’s grant will serve to provide an additional incentive to Mr. De Meritt in light of the fact that all of his previously awarded and outstanding stock options became vested upon completion of our IPO. Prior to the grants to Ms. Backes and Ms. Gill, neither executive held any outstanding unvested equity awards, and the Compensation Committee therefore determined that these grants would provide each executive with a long-term incentive opportunity. Following these grants, all of our named executive officers currently hold outstanding equity-based awards with multi-year vesting periods. Additionally, none of the outstanding unvested stock options provide for automatic accelerated vesting in connection with a change in control of the Company, thereby insuring that our executives have continued incentive to drive stockholder value. This is in line with our compensation objective of aligning our executive officers’ interests with the long-term interests of our stockholders. For additional information regarding stock option awards granted to our named executive officers during fiscal 2011, see “— Current Executive Compensation Program Elements — Equity-Based Awards,” below.

Compensation Consultant; Review of Relevant Compensation Data

Historically, we have not used a third-party consultant to assist us with determining compensation levels. Additionally, our Compensation Committee has not historically “benchmarked” our compensation levels and their decisions with regard to compensation levels have been subjective. However, in conjunction with our IPO, in 2011 our Compensation Committee conducted a review of our compensation program, which included the engagement of Pearl Meyer to compile a report of compensation data which made reference to broad-based retail surveys, compensation information for fast-growing retail companies with less than $1 billion in revenue and retail companies which had recently conducted an IPO, and founders equity ownership information at a wide range of companies.

The purpose of the review conducted by our Compensation Committee was to inform the Compensation Committee of competitive compensation practices and a variety of other factors, and to confirm that the past structure of our cash compensation and equity-based awards was consistent with our compensation philosophy. The Compensation Committee reviewed compensation data provided by Pearl Meyer and also considered our position in its life cycle for determining the mix between cash compensation and equity-based awards, the appropriate size of equity-based awards in light of our IPO and the need to retain the key leadership team following our IPO. Although the Compensation Committee reviewed and discussed the compensation data provided by Pearl Meyer to help inform its decision making process, the Compensation Committee does not set compensation levels at any specific level or percentile against any peer group data. As described above, the data supplied by the Pearl Meyer report is only one point of information taken into account by the Compensation Committee in making compensation decisions.

Consistent with our historical practices, we currently do not expect that our Compensation Committee will utilize formal benchmarking in determining the total compensation amounts, or individual elements of compensation, for our named executive officers. We also expect that the Compensation Committee will continue to subjectively review compensation elements and amounts for our named executive officers on an annual basis, at the time of a promotion or other material change in level of responsibilities, as well as when competitive circumstances or business needs may require, and that any such review will be based on our expertise and subjective knowledge of general industry practices.

Role of the Compensation Committee and our Executive Officers

Historically, our compensation has been highly individualized, the result of arm’s-length negotiations and based on a variety of informal factors including, in addition to the factors listed above, our financial condition and available resources, our need for a particular position to be filled and the compensation levels of our other executive officers. As discussed above, we informally considered the competitive market for corresponding positions within the specialty retail apparel industry generally based on the experience and general knowledge possessed by members of our Compensation Committee and our Chief Executive Officer regarding the compensation given to some of the executive officers of other companies in our industry generally.

The Role of Stockholder Say-on-Pay Votes

The annual meeting of our stockholders to be held in 2012 is the Company’s first annual meeting of stockholders as a publicly-traded company since the completion of the IPO. At this annual meeting, our stockholders will be provided with an opportunity to cast an annual advisory vote on our executive compensation program through a say-on-pay proposal. Our Compensation Committee will consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers.

Current Executive Compensation Program Elements

As discussed throughout this Compensation Discussion and Analysis, the compensation policies and programs applicable to our named executive officers are reflective of our objective of aligning the interests of our executive officers with our stockholders’ interests in enhancing stockholder value over the long term. Applying this philosophy, a significant portion of overall compensation opportunities offered to our named executive officers is in the form of (i) equity-based compensation linked to enhanced stockholder value and (ii) annual performance-based cash awards contingent upon achievement of measurable financial objectives.

The current elements of our executive compensation program are:

•	base salaries;
•	annual performance-based cash awards;
•	equity-based incentive awards; and
•	certain additional executive benefits and perquisites.

We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our named executive officers’ compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

Base Salary

We provide an annual base salary to our named executive officers to induce talented executives to join or remain with the Company, to compensate them for their services during the fiscal year and to provide them with a stable source of income. For fiscal year 2011, each of our named executive officers had an employment agreement or letter agreement which set his or her minimum level of annual base salary. While our base salary amounts are generally below-market when compared to the specialty retail industry generally based on our expertise and knowledge of general industry practices, we believe that the total compensation package provided to our named executive officers, including equity-based awards, is generally commensurate with the industry in general. For more information regarding the current terms and conditions of our named executive officers’ employment, please see the narrative following the “Grants of Plan-Based Awards During Fiscal Year 2011” table, below.

The base salary levels of continuing named executive officers are reviewed annually by our Compensation Committee to determine whether an adjustment is warranted. The Compensation Committee may take into account numerous factors in making its determination, none of which are dispositive or individually weighted, including our financial performance, the state of our industry and local economies in which we operate, the executive officer’s relative importance and responsibilities, the executive officer’s performance and periodic reference to comparable salaries paid to other executives of similar experience in our industry in general, based on our expertise and knowledge of general industry practices.

During fiscal 2011, our Compensation Committee determined that the base salary level for Ms. Gill should be increased by $55,000 to $350,000. The Compensation Committee reached this decision based on, among other factors, an informal review of base salaries of similarly situated officers in the specialty retail industry in general based on our subjective knowledge of the industry, the importance of Ms. Gill’s services to us, and based on the general knowledge and expertise possessed by the members of our Compensation Committee. Our Compensation Committee also considered the base salaries of our other named executive officers, but concluded that their base salaries were appropriate at their current levels. The base salaries paid to our named executive officers during fiscal year 2011 are reported in the “Summary Compensation Table,” below. The annual base salaries in effect for each of our named executive officers as of January 28, 2012 are as follows:

Name	Annual Salary
John De Meritt	$375,000
Gene Morphis	$325,000
Theresa Backes	$250,000
Kyong Gill	$350,000
Kal Malik	$225,000

Annual Performance-Based Cash Awards

While a large portion of the total compensation package provided to our named executive officers is in the form of long-term equity-based awards, we also provide our named executive officers with annual performance-based cash award opportunities linked to our annual financial performance and the achievement of individual goals and objectives.

We maintain the Francesca’s Holdings Corporation Executive Bonus Plan (the “Executive Bonus Plan”) for eligible employees of the Company and our subsidiaries. Performance goals and objectives for our named executive officers, other than our Chief Executive Officer, will be determined by our Chief Executive Officer, approved by our Compensation Committee and reviewed by our Board of Directors. Performance goals and objectives for our Chief Executive Officer will be determined by our Compensation Committee and approved by our Board of Directors. The Executive Bonus Plan was adopted under our 2011 Plan, which has been approved by our stockholders and includes provisions for a cash bonus feature that is designed to qualify annual bonuses as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The purposes of the Executive Bonus Plan are to promote the interests of the Company and its stockholders by providing compensation opportunities that are competitive with other companies, and to provide performance-based cash awards to those individuals who contribute to the long-term performance and growth of the Company. Generally, our Compensation Committee will establish target bonuses for employees based on position and level of responsibility and grant awards based on the achievement of pre-established company and/or individual goals. Additionally, our Compensation Committee retains the ability to reduce, but not increase, the amount of any bonus otherwise payable to our executive officers subject to Section 162(m) of the Code. Participants shall receive distributions, if any, in cash following written certification by our Compensation Committee of the extent to which the applicable performance targets have been achieved, and in no event more than two and one-half months following the end of the performance period to which such certification relates.

The target annual performance-based cash award opportunity for each eligible executive is set at a percentage of the executive’s base salary. Pursuant to their employment agreements or letter agreements, as applicable, our named executive officers were eligible to receive a target annual performance-based cash award in fiscal 2011 equal to 100% of base salary for Mr. De Meritt, 60% for Mr. Morphis, 40% for Ms. Backes and Mr. Malik, and 75% for Ms. Gill. The target annual performance-based cash award amounts were determined by our Compensation Committee with recommendations by our Chief Executive Officer (other than with respect to his own target amount), and such target amounts generally reflect the executive’s position and market conditions based on the Compensation Committee’s expertise and knowledge of general industry practices.

The awards payable for fiscal year 2011 were based 75% on the achievement of the Company goals and 25% based on the achievement of individual goals. The weighting of the individual goals versus the Company goals, as well as the determination of the individual goals, were recommended by our Chief Executive Officer and approved by our Compensation Committee. The goals we established for fiscal 2011, each of which is equally weighted, are: increased boutique count by at least 75 boutiques, increased net sales to $190 million and achievement of target EBITDA of $45 million. The Compensation Committee chose the increased boutique count and increased net sales goals because these metrics represent objectively determinable financial targets indicating our growth and overall success. The Compensation Committee chose EBITDA as one of the objective financial incentive target goal as this metric tracks both the Company earnings and cash flow and is indicative of our overall market value. For purposes of determining award amounts payable to our named executive officers, budgeted EBITDA means the targeted consolidated earnings of the Company and its subsidiaries before interest, taxes, depreciation and amortization, established at the beginning of each accounting period.

Each named executive officer’s individual goals were intended to measure the performance of the tasks and activities each executive is asked to perform in their respective roles. For fiscal 2011, the individual goals for Mr. De Meritt included successful completion of our IPO, successful launch of the first phase of planned technological enhancements and continued enhancement of boutique infrastructure. Individual goals for Mr. Morphis included oversight and completion of fiscal year 2010 year-end audits, timely delivery of financial information for our IPO and enhancement of our financial reporting platform. Individual goals for Ms. Backes included review of our staffing and incentive program, delivery of $3 million in net sales from our web boutique and achievement of 3% same-boutique sales. Individual goals for Mr. Malik included completion of diligence and work product for our IPO, successful delivery of 75 signed leases for new boutiques and successfully securing internal and external legal resources to meet our growth plans. Finally, individual goals for Ms. Gill included development and oversight of our Head Merchant and Buying Team, enhancement of the strength of our buying team and successful completion of her functions and duties as a member of our Board of Directors. The target annual performance-based cash award opportunities of our named executive officers for fiscal year 2011 are set forth in the “Grants of Plan-Based Awards During Fiscal Year 2011” table, below.

The Compensation Committee determined in January 2012 that, for fiscal year 2011, boutique count increased by 76 boutiques, net sales increased to $204 million, and we achieved EBITDA of $47 million, which was above our budgeted amount. Based on the recommendation of our Chief Executive Officer (other than with respect to his own bonus), the Compensation Committee’s subjective assessment of our 2011 performance with respect to the goals identified above and each named executive officer’s performance with respect to his or her individual goals during fiscal 2011, the Compensation Committee determined that it was appropriate to award each named executive officer (other than Mr. De Meritt) his or her target bonus amount for fiscal year 2011, and that it was appropriate to award Mr. De Meritt an amount in excess of his target bonus given his position and overall responsibilities with respect to our performance.

The table below indicates the total award payment for fiscal year 2011 for our named executive officers, as well as the weighted components used to determine award payments.

Name	Annual Salary ($)	Target Award as a Percentage of Base Salary (%)	Target Award Expressed as a Dollar Amount ($)	Weighting of Company Goals (%)(1)	Weighting of Individual Goals (%)(2)	Actual Award Payment ($)(3)
John De Meritt(4)	$375,000	100%	$375,000	75%	25%	$550,000
Gene Morphis	$325,000	60%	$195,000	75%	25%	$195,000
Theresa Backes	$250,000	40%	$100,000	75%	25%	$100,000
Kyong Gill	$350,000	75%	$262,500	75%	25%	$262,500
Kal Malik	$225,000	40%	$90,000	75%	25%	$90,000

(1)	As we achieved the increase in boutique count, increase in net sales and budgeted EBITDA goals for fiscal year 2011, each of our named executive officers received the full amount of this component.
(2)	Each of our named executive officers either met or exceeded their individual goals for fiscal year 2011 as determined by our compensation committee with recommendations by our Chief Executive Officer (other than with respect to his own bonus).
(3)	The annual performance-based cash awards paid to our named executive officers during fiscal year 2011 are reported in the “Summary Compensation Table,” below.
(4)	Mr. De Meritt received a payment which represents approximately 147% of his base salary, or approximately 47% more than the amount provided for in his employment agreement. This increased award payment was determined by our compensation committee in its discretion, and approved by our Board of Directors, in recognition of Mr. De Meritt’s position and overall responsibilities with respect to our performance for fiscal year 2011, including the Company exceeding the budgeted EBITDA goal, significant increases in boutique count, and successful implementation of various corporate infrastructure expansion initiatives.

Equity-Based Awards

As discussed throughout this Compensation Discussion and Analysis, in order to align the interests of our named executive officers with those of the Company and its stockholders, the Compensation Committee has determined that a significant portion of each named executive officer’s compensation opportunities should be in the form of equity-based awards. Prior to the February 2010 acquisition by CCMP of an approximately 84% controlling interest in us from the Founders and Bear Growth Capital Partners, LP (the “CCMP Acquisition”), awards were granted under the Francesca’s Holdings Corporation 2007 Stock Incentive Plan (the “2007 Plan”) in the form of options to acquire our common stock. In conjunction with the CCMP Acquisition, the Company adopted the Francesca’s Holdings Corporation Stock Incentive Plan (the “2010 Plan”). In conjunction with our IPO, we adopted the 2011 Plan, and awards following our IPO will be granted under the 2011 Plan, as we no longer have authority to grant new awards under the 2007 Plan or the 2010 Plan.

In general, all stock option grants under the 2011 Plan to our named executive officers are determined at the discretion of our Compensation Committee and are based on the committee’s expertise and knowledge of general industry practices. Our Compensation Committee has chosen to make equity-based awards in the form of stock options as opposed to other forms of equity-based awards because stock options have value only when we have created additional stockholder value following the date of grant of the option (because the exercise price of the option is generally equal to the closing price of a share of our common stock on the date of grant). In addition, our Compensation Committee also considers a named executive officer’s current position with the Company, the size of his or her total compensation package and the amount of existing vested and unvested stock options, if any, then held by the executive officer. Our current expectation is that equity awards to our named executive officers will not necessarily be made on an annual basis as part of an annual grant program, and that any equity award grants to our named executive officers will be determined at the discretion of our Compensation Committee as described above.

On July 22, 2011, in recognition of their efforts with our IPO and in connection with the entering into of their new employment agreements, the Compensation Committee made one-time grants to Mr. De Meritt and Ms. Backes of additional stock options under the 2011 Plan to purchase a number of shares of our common stock equal to 657,916 and 109,653 shares, respectively. On October 4, 2011, the Compensation Committee made a grant to Ms. Gill of stock options under the 2011 Plan to purchase a number of shares of our common stock equal to 75,000 shares. In determining the size of these stock option grants to our named executive officers, our Compensation Committee subjectively considered the named executive officer’s position with the Company and, with respect to Mses. Backes and Gill, the fact that at the time of these grants, neither executive held outstanding and unvested stock options or any other forms of unvested equity-based awards with respect to shares of the Company. With respect to Mr. De Meritt, the Compensation Committee also considered the fact that all of his previously awarded and outstanding stock options became vested upon completion of our IPO. The stock option grants to Mr. De Meritt and Mses. Backes and Gill during fiscal year 2011 are subject to multi-year vesting periods, which the Compensation Committee believes will provide a long-term incentive for them to continue to grow the Company and to have a continued incentive to drive stockholder value.

Additional information regarding the material terms of the equity awards granted to our named executive officers for fiscal year 2011 under the 2011 Plan is set forth in the “Grants of Plan-Based Awards During Fiscal Year 2011” table, below.

Additional Executive Benefits and Perquisites

We provide our named executive officers with certain executive benefits that the Compensation Committee believes are reasonable and in the best interests of the Company and our stockholders. Consistent with our compensation philosophy, and subject to any revisions discussed below, we currently intend to continue to maintain our current benefits for our named executive officers, including retirement plans, housing relocation benefits, paid vacation and other benefits described below. The Compensation Committee, in its discretion, may revise, amend or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies based on our expertise and knowledge of general industry practices.

Retirement Plan Benefits

We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our employees or the business at this time. However, we do sponsor a defined contribution (401(k)) retirement plan. The qualified plan is available to all eligible employees, including our named executive officers, and allows them to elect to make contributions up to the maximum limits allowable under the Code. For fiscal years 2010 and 2011, in January of the following year we made a discretionary matching contribution to employees’ accounts based upon their deferral elections for the previous fiscal year. We currently expect to continue making such matching contributions going forward. Employees’ contributions and Company matching contributions vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.

Health and Welfare Benefits

Our named executive officers have the option to participate in various employee welfare benefit programs, including medical, dental and life insurance benefits. These benefit programs are generally available to all employees.

Relocation Assistance

The Company’s business needs require it on occasion to relocate certain employees. To meet this need, we may, on a case by case basis, cover certain expenses, including temporary housing, relocation, living and travel expenses. During fiscal 2011, Mr. Morphis was paid certain relocation and temporary housing benefits in connection with his relocation from Pennsylvania to Texas for business purposes in 2010. These benefits were negotiated with Mr. Morphis when he joined the Company in October 2010.

Perquisites

For a portion of fiscal year 2011, we provided our named executive officers with an automobile allowance and, in some instances, paid related maintenance and use costs.

In connection with our IPO, we eliminated this benefit and, in its place and in place of any other perquisites, we provide each of our named executive officers with an annual fixed dollar amount to apply towards the purchase of additional benefits of their choosing. For Mr. De Meritt, this annual amount is equal to $50,000 and, for each of our named executive officers other than Mr. De Meritt, the annual amount is $20,000.

Employment Agreements; Severance and Change in Control Benefits

Employment Agreements

The employment agreements and letter agreements we have entered into with our named executive officers provide for severance and other benefits which are designed to provide economic protection so that an executive can remain focused on our business without undue personal concern in the event that his or her position is eliminated or, in some cases, significantly altered by the Company, which we believe is particularly important in light of the executives’ leadership roles at the Company. The Compensation Committee believes that providing severance or similar benefits is common among similarly situated executives in the specialty retail industry generally and remains important in recruiting and retaining key executives. The employment agreements and letter agreements we have entered into with our named executive officers are described in further detail in the narrative following the “Summary Compensation Table”. For more information regarding the potential payments and benefits that would be provided to our named executive officers in connection with certain terminations of their employment or a change in control on January 28, 2012, please see “— Potential Payments upon Termination or Change in Control,” below.

Change in Control Provisions

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Compensation Committee believes that appropriate change in control provisions in employment agreements and/or equity award agreements are important tools for aligning executives’ interests in change in control transactions with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment.

Accordingly, as described in “— Potential Payments upon Termination or Change in Control,” below,” upon a change in control (as defined in the plan or the applicable award agreement), awards granted pursuant to the 2010 Plan and the 2011 Plan may, at the discretion of the plan administrator, have their vesting accelerated in connection with such a transaction.

For more information regarding the potential payments and benefits that would be provided to our continuing named executive officers in connection with a change in control on January 28, 2012, please see “— Potential Payments upon Termination or Change in Control,” below.

Actions Taken Subsequent to Fiscal Year 2011

In March 2012, our Compensation Committee approved the fiscal year 2012 performance-based cash award opportunities under the Executive Bonus Plan for our eligible executive officers, which will be based 75% on the achievement of a Company goal and 25% based on the achievement of individual goals. Targeted bonus levels for our named executive officers did not change from their targeted bonus levels for fiscal year 2011. For fiscal year 2012, the Company goal will be based on an increase in net income. In the event the Company does not achieve at least 75% of its net income goal for fiscal year 2012, no portion of the fiscal year 2012 bonus pool will be funded and no eligible executives will be eligible for a bonus payment under the Executive Bonus Plan for that year. The fiscal year 2012 bonus pool will be increased or decreased above or below the targeted amounts based on achievement above or below the net income goal for the fiscal year.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, on a going forward basis, we will take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earliest of (1) the expiration of the plan or agreement, (2) a material modification of the plan or agreement, (3) the issuance of all employer stock and other compensation that has been allocated under the plan, or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the IPO (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals.

Going forward, our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive program (including the stock options and annual bonuses granted under the Executive Bonus Plan granted to our named executive officers as described above) will satisfy the requirements for exemption from the $1 million deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its stockholders.

Stock Ownership Guidelines

In March 2012, our Compensation Committee adopted share ownership guidelines in an effort to further align the interests of our management with those of its stockholders. Under the share ownership guidelines, the amount of our eligible securities each executive officer and certain of our employees will be targeted to own, which is stated as a multiple of the executive’s base salary, reflects each executive’s role and level of responsibility at the Company. The multiples to be applied to our executive officers are as follows: (1) five times for our Chief Executive Officer; (2) three times for our other executive officers with the title of Vice President and above (other than our Chief Executive Officer); and (3) one times for any additional employees who hold stock option awards. For purposes of the share ownership guidelines, eligible securities include the individual’s common stock and unvested stock awards. The equity ownership of our named executive officers is set forth in the beneficial ownership table in “Security Ownership of Principal Stockholder and Management.”

Compensation Committee Report

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee currently consists of Mr. Brenneman (Chair), Mr. Scharfenberger, and Mr. Emmett, each of whom our Board of Directors has determined is independent under the applicable NASDAQ rules.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

Compensation Committee of the Board of Directors
Greg Brenneman (Chair) Richard Emmett Joseph Scharfenberger

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Compensation of Named Executive Officers

The “Summary Compensation Table” below quantifies the value of the different forms of compensation earned by or awarded to our named executive officers for fiscal year 2011. The primary elements of each named executive officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of nonqualified stock options. Our named executive officers also received the other benefits listed in the “All Other Compensation” column of the “Summary Compensation Table”, as further described in the footnotes to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each named executive officer’s base salary and annual bonus is provided immediately following the “Summary Compensation Table”. The Grants of Plan-Based Awards During Fiscal Year 2011 table, and the accompanying description of the material terms of the stock options granted in fiscal year 2011, provides information regarding the long-term equity incentives awarded to our named executive officers in fiscal year 2011. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested During Fiscal Year 2011 tables provide further information on our named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Summary Compensation Table

The following table presents information regarding compensation earned by our principal executive officer and principal financial officer, regardless of compensation level, and our three other most highly compensated executive officers for services rendered during fiscal years 2011 and 2010. These individuals are referred to as our “named executive officers” in this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
John De Meritt President, Chief Executive Officer	2011	375,000	175,000	—	6,079,144	375,000	—	45,711	7,049,855
	2010	375,000	75,000	—	3,345,620	375,000	—	1,964,140	6,134,760

Gene Morphis Executive Vice President, Chief Financial Officer(1)	2011	325,000	—	—	—	195,000	—	46,720	566,720
	2010	93,750	—	—	1,087,943	—	—	23,286	1,204,979

Theresa Backes Executive Vice President, Chief Operating Officer	2011	250,000	—	—	1,013,194	100,000	—	28,868	1,392,062
	2010	235,000	11,000	—	168,000	94,000	—	960,256	1,468,256

Kyong Gill Executive Vice Chairperson(2)	2011	307,884	—	—	944,720	262,500	—	12,312	1,527,416
	2010	275,000	—	—	—	206,250	—	3,740	484,990

Kal Malik Executive Vice President, General Counsel and Corporate Secretary	2011	225,000	—	—	—	90,000	—	23,071	338,071
	2010	225,000	—	—	686,784	90,000	—	1,168	1,002,952

(1)	Mr. Morphis was appointed as our Chief Financial Officer effective October 18, 2010 and was not employed by us prior to such appointment. Mr. Morphis was terminated from his position as our Executive Vice President, Chief Financial Officer on May 13, 2012.
(2)	Ms. Gill was promoted to the position of our Executive Vice Chairperson effective March 8, 2011.
(3)	For Mr. De Meritt, the amount reported in this column for fiscal year 2011 represents Mr. De Meritt’s discretionary bonus for fiscal year 2011 in excess of his targeted bonus amount. See “— Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Annual Performance-Based Cash Awards” for more details.

(4)	The amounts reported in this column reflect the fair value on the grant date of the stock awards granted in fiscal year 2011 computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 6 to the consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ending January 28, 2012, filed with the SEC and incorporated herein by reference. As discussed above under “— Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Equity-Based Awards,” we do not currently expect to grant equity awards to our named executive officers on an annual basis.
(5)	Represents the amount paid under our performance-based cash award plan. See “— Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Annual Performance-Based Cash Awards,” above, for more details.
(6)	The following table provides detail on the amounts reported in the “All Other Compensation” column of the table above for each named executive officer:

All Other Compensation During Fiscal Year 2011

Name	Annual Benefits Allowance	401(k) Matching Contributions	Automobile Allowance	Temporary Housing Reimbursement	Total
John De Meritt	25,000	17,012	3,699	—	45,711
Gene Morphis	10,000	—	6,812	29,908	46,720
Theresa Backes	10,000	17,150	1,718	—	28,868
Kyong Gill	10,000	—	2,312	—	12,312
Kal Malik	10,000	9,800	3,271	—	23,071

Grants of Plan-Based Awards During Fiscal Year 2011

The following table presents information regarding the non-equity incentive awards and equity-based awards granted to each of our named executive officers during fiscal year 2011.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John De Meritt	7/22/11	—	—	—	—	—	—	—	657,916	17.00	6,079,144
	—	—	375,000	—	—	—	—	—	—	—	—
Gene Morphis	—	—	195,000	—	—	—	—	—	—	—	—
Theresa Backes	7/22/11	—	—	—	—	—	—	—	109,653	17.00	1,013,194
	—	—	100,000	—	—	—	—	—	—	—	—
Kyong Gill	10/4/11	—	—	—	—	—	—	—	75,000	20.29	944,720
	—	—	262,500	—	—	—	—	—	—	—	—
Kal Malik	—	—	90,000	—	—	—	—	—	—	—	—

(1)	Represents the target award opportunities for performance-based cash awards payable for fiscal year 2011 under our annual performance-based cash award program. The actual amounts earned are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” above.
(2)	Represents stock options granted in fiscal year 2011 under our 2011 Plan. See the narrative following this “Grants of Plan-Based Awards During Fiscal Year 2011” table, below, for more details
(3)	The amounts reported in this column reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For the assumptions and methodologies used to value the awards reported in this column of the table above, see footnote (3) to the “Summary Compensation Table” above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Amounts paid to our named executive officers in fiscal year 2011 were based, in part, on employment agreements in place with Mr. De Meritt and Ms. Gill and letter agreements in place with Messrs. Morphis and Malik and Ms. Backes. Below is a general description of the material terms of these agreements related to the compensation and benefits provided to our named executive officers. Provisions of these agreements relating to post-termination of employment benefits are discussed below under “— Potential Payments Upon Termination or Change in Control”.

Mr. De Meritt

On July 14, 2011, Mr. De Meritt entered into an amended and restated employment agreement with the Company providing for his employment as of such date as our President and Chief Executive Officer.

The employment agreement has an initial term of three years, which commenced on February 26, 2010 and renews automatically for successive one-year periods thereafter, unless either party provides 90 days’ written notice of nonrenewal prior to the expiration of the initial term or each successive renewal term. The employment agreement provides for a minimum base salary of $375,000 and that our Board of Directors will review Mr. De Meritt’s base salary no less frequently than annually and has discretion to increase (but not reduce) his base salary level. The employment agreement also provides for Mr. De Meritt’s eligibility to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with his target annual incentive bonus to be set at 100% of his base salary. The agreement also provides for Mr. De Meritt to participate in our employee pension and welfare benefit plans made available to our employees generally, reimbursement of business expenses, eligibility for equity awards, and an annual allowance equal to $50,000 that he may apply towards the purchase of additional benefits of his choosing.

The employment agreement also provides, subject to certain exceptions, that, during the period of Mr. De Meritt’s employment and (i) in the event we terminate his employment without “cause” or if he resigns for “good reason,” a period of 24 months following termination, or (ii) in the event his employment with us terminates for any other reason, a period of 12 months following his termination of employment, Mr. De Meritt will not (x) compete with the Company or its affiliates, (y) solicit any Company employees or consultants or (z) solicit any customer of the Company.

Mr. Morphis

The terms and conditions of Mr. Morphis’ employment as our Chief Financial Officer are set forth in a letter agreement dated September 9, 2010, which was subsequently amended on July 14, 2011. On May 13, 2012, Mr. Morphis’s employment as our Chief Financial Officer was terminated. Although Mr. Morphis is no longer entitled to the benefits pursuant to his letter agreement due to his termination of employment, a description of the benefits under his agreement that he was eligible to receive prior to his termination is included below.

The letter agreement provided for an at-will employment relationship, terminable by the Company or Mr. Morphis at any time. The letter agreement provided that prior to his termination of employment, Mr. Morphis was entitled to receive an annual base salary of $325,000 and was eligible to receive a discretionary annual cash incentive bonus of up to 60% of his annual base salary beginning in fiscal 2011, based upon the achievement of goals and objectives determined by our Chief Executive Officer. Additionally, Mr. Morphis was eligible for reimbursement of certain relocation and temporary housing expenses in connection with Mr. Morphis’ relocation to Texas, and an annual allowance equal to $20,000 that he could have applied towards the purchase of additional benefits of his choosing.

The letter agreement also provided, subject to certain exceptions, that, during the period of Mr. Morphis’ employment and for a period of 12 months following a termination of his employment for any reason, Mr. Morphis will not solicit any Company employees or consultants.

Ms. Backes

The terms and conditions of Ms. Backes’ employment as our Executive Vice President, Chief Operating Officer are set forth in a letter agreement dated July 14, 2011. The letter agreement provides for an at-will employment relationship, terminable by the Company or Ms. Backes at any time. Pursuant to the terms of the letter agreement, Ms. Backes will receive an annual base salary of $250,000 and is eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with her target annual incentive bonus to be set at 40% of her base salary. The agreement also provides for Ms. Backes to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $20,000 that she may apply towards the purchase of additional benefits of her choosing.

The letter agreement also provides, subject to certain exceptions, that, during the period of Ms. Backes’ employment and for a period of 12 months following a termination of her employment for any reason, Ms. Backes will not (i) compete with the Company or its affiliates, (ii) solicit any Company employees or consultants or (iii) solicit any customer of the Company.

Ms. Gill

On July 14, 2011, Ms. Gill entered into an amended and restated employment agreement with the Company providing for her employment as of such date as our Executive Vice Chairman.

The employment agreement has a term of two years, which commenced on February 26, 2010. The employment agreement provides for a minimum base salary of $295,000 (which was increased in fiscal 2011 to $350,000) and that our Board of Directors will review Ms. Gill’s base salary no less frequently than annually and has discretion to increase (but not reduce) her base salary level. The employment agreement also provides for Ms. Gill’s eligibility to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with her target annual incentive bonus to be set at 75% of her base salary. The agreement also provides for Ms. Gill to participate in our employee pension and welfare benefit plans made available to our employees generally, reimbursement of business expenses, eligibility for equity awards, and an annual allowance equal to $20,000 that she may apply towards the purchase of additional benefits of her choosing.

The employment agreement also provides, subject to certain exceptions, that, during the period of Ms. Gill’s employment and (i) in the event we terminate her employment without “cause” or if she resigns for “good reason,” a period of 24 months following termination, or (ii) in the event her employment with us terminates for any other reason, a period of 12 months following her termination of employment, Ms. Gill will not (x) compete with the Company or its affiliates, (y) solicit any Company employees or consultants or (z) solicit any customer of the Company.

Mr. Malik

The terms and conditions of Mr. Malik’s employment as our Executive Vice President, General Counsel, are set forth in a letter agreement dated July 14, 2011. The letter agreement provides for a term of three years, commencing on July 14, 2011. Pursuant to the terms of the letter agreement, Mr. Malik will receive an annual base salary of $225,000 and is eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with his target annual incentive bonus to be set at 40% of his base salary. The agreement also provides for Mr. Malik to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $20,000 that he may apply towards the purchase of additional benefits of his choosing.

The letter agreement also provides that certain restrictive covenants contained in his prior employment letter agreement will remain effective, whereby, subject to certain exceptions, during the period of Mr. Malik’s employment and for a period of 12 months following a termination of his employment for any reason, Mr. Malik will not (i) compete with the Company or its affiliates or (ii) solicit any Company employees or consultants.

Non-Equity Incentive Plan Awards

For a description of the material terms of the non-equity incentive plan awards reported in the table above, see “— Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Annual Performance-Based Cash Awards,” above.

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the table above was granted under, and is subject to, the terms of the 2011 Plan. The 2011 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally not transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Generally, and subject to limited exceptions set forth in the 2011 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of our assets, all awards then-outstanding under the 2011 Plan may, at the administrator’s discretion, become fully vested and, in the case of options, exercisable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2011 Plan.

Each option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with our 2011 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

The options granted to Mr. De Meritt and Ms. Backes in fiscal 2011 are subject to a five-year vesting schedule, with one-fifth of the option vesting on each of the first five anniversaries of the grant date. The option granted to Ms. Gill in fiscal 2011 is subject to a three-year vesting schedule, with one-third of the option vesting on each of the first three anniversaries of the grant date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our named executive officers in fiscal 2011 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the named executive officer’s employment, including upon a termination of his or her employment by us for cause. In the event the named executive officer’s termination of employment was the result of his or her death or total and permanent disability, the named executive officer will generally have 12 months to exercise the vested portion of the option. The named executive officer will generally have three months to exercise the vested portion of the option for all other terminations of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by our named executive officers as of January 28, 2012, including the vesting schedule for each these awards that had not vested as of that date.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John De Meritt	818,000	—		—	6.13	3/25/2020	—	—	—	—
	—	657,916	(1)	—	17.00	7/21/2021	—	—	—	—
Gene Morphis	33,241	144,163	(2)	—	10.19	11/30/2020	—	—	—	—
Theresa Backes	359,100	—		—	1.43	12/1/2017	—	—	—	—
	—	109,653	(1)	—	17.00	7/21/2021	—	—	—	—
Kyong Gill	—	75,000	(3)	—	20.29	10/3/2021	—	—	—	—
Kal Malik	25,551	106,458	(4)	—	3.74	3/25/2020	—	—	—	—

(1)	These options were granted on July 22, 2011 and will vest in equal annual installments on each anniversary of the award date over the five-year period commencing with the first anniversary of the award date.
(2)	These options were granted on December 1, 2010 and were scheduled to vest in equal monthly installments on the last day of each month following October 18, 2010 over a five-year period. Mr. Morphis was terminated from his position as our Executive Vice President, Chief Financial Officer on May 13, 2012 and in connection with such termination of his employment, each of his then outstanding and unexercised options was cancelled.
(3)	This option was granted on October 4, 2011 and will vest in equal annual installments on each anniversary of the award date over a three-year period commencing with the first anniversary of the award date.
(4)	This option was granted on March 26, 2010 and will vest in equal monthly installments on the last day of each month following February 26, 2010 over a four-year period.

Option Exercises and Stock Vested During Fiscal Year 2011

The following table presents information regarding the exercise of stock options by our named executive officers during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (#)
John De Meritt	—	—	—	—
Gene Morphis	11,609	7,120	—	—
Theresa Backes	40,900	636,813	—	—
Kyong Gill	—	—	—	—
Kal Malik	34,066	428,797	—	—

(1)	The value realized upon the exercise of a stock option is calculated by multiplying (i) the number of our common shares to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common shares on the date the stock option was exercised and the exercise price of the options.

Pension Benefits

Our named executive officers did not participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Our Board of Directors or Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Our named executive officers did not participate in or have account balances in any nonqualified deferred compensation plans sponsored by us. Our Board of Directors or Compensation Committee may elect to adopt nonqualified deferred compensation plans in the future if it determines that doing so is in our best interest.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to our named executive officers in connection with a termination of their employment with us and/or a change in control of the Company. In addition to such benefits, outstanding equity-based awards held by our named executive officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2010 Plan and 2011 Plan on a discretionary basis. Our named executive officers are not entitled to any enhanced severance benefits in connection with a termination of their employment with us due to their death or disability or in connection with a change in control of the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from what is presented herein. Factors that could affect these amounts include the timing during the year of any such event.

Employment Agreements

The employment agreements and letter agreements we have entered into with our named executive officers provide for certain payments to be made in connection with certain terminations of the named executive officer’s employment with us. Below is a description of the severance payments that would have become payable under the employment agreements and letter agreements with our named executive officers in connection with certain terminations of their employment as of January 28, 2012.

Mr. De Meritt

Mr. De Meritt’s amended and restated employment agreement provides for severance benefits payable in the event of the termination of his employment with us under certain circumstances, subject to the execution of a general release of claims in favor of the Company. In the event Mr. De Meritt’s employment is terminated during the employment term by us without “cause” or if he resigns for “good reason”, Mr. De Meritt will be entitled to severance pay in an amount equal to two times his annual base salary (at the annualized rate in effect on the date of termination). The severance amount is payable in equal installments in accordance with our regular payroll practices over the 24-month period following his termination of employment, with the first installment payable in the month following the month in which the termination date occurs. Mr. De Meritt will also be eligible to receive, for up to 24 months, a monthly amount equal to the applicable COBRA premium cost for the level of coverage he had as an active employee immediately prior to his termination of employment. In addition, Mr. De Meritt will be entitled to receive amounts accrued under the employment agreement, including any accrued but unpaid salary and accrued but unused vacation. In the event Mr. De Meritt’s benefits are subject to the excise tax imposed under Sections 280G and 4999 of the Code, his benefits will be reduced (but not below zero) so that the maximum amount of the benefits (after reduction) will be an amount that is $1.00 less than the amount that would cause the benefits to be subject to such excise tax.

For purposes of Mr. De Meritt’s employment agreement, “cause” generally means, as reasonably determined by our Board of Directors, that Mr. De Meritt has (i) committed a felony, (ii) engaged in acts of fraud, dishonesty or other acts of material willful misconduct in the course of his duties, (iii) willfully failed to perform or uphold his duties under the employment agreement and/or willfully failed to comply with reasonable directives of our Board of Directors, in either case after we have delivered a written demand for performance that describes our basis for the belief that Mr. De Meritt has violated his obligations to us or has failed to comply with any such directives, as applicable, or (iv) breached any of the protective covenants of the employment agreement or has otherwise breached any agreement he has entered into with us. For purposes of Mr. De Meritt’s employment agreement, “good reason” generally means a resignation by Mr. De Meritt for any one or more of the following conditions without his consent: (i) a material diminution in his annual rate of base salary; (ii) a material diminution in his authority, duties, or responsibilities; (iii) a material change in the geographic location of his principal office by more than 50 miles from its current location; or (iv) a material breach by us of the terms of his employment agreement; provided, however, that “good reason” shall only be deemed to exist if Mr. De Meritt and the Company comply with the notice and cure procedures set forth in Mr. De Meritt’s employment agreement.

Mr. Morphis

As described above, Mr. Morphis’ employment as our Chief Financial Officer was terminated on May 13, 2012. Had Mr. Morphis’ employment with the Company terminated on January 28, 2012 under the circumstances described below, Mr. Morphis would have been entitled to the severance payments described below. In connection with his termination of employment on May 13, 2012, Mr. Morphis did not become entitled to the severance benefits described below.

Mr. Morphis’ letter agreement provided that, in the event we terminated his employment without “cause” prior to October 18, 2013, he would have been entitled to severance pay in an amount equal to one times his annual base salary (at the annualized rate in effect on the date of termination), subject to the execution of a general release of claims in favor of the Company. In the event Mr. Morphis’ benefits were subject to the excise tax imposed under Sections 280G and 4999 of the Code, his benefits would have been entitled reduced (but not below zero) so that the maximum amount of the benefits (after reduction) would have been be an amount that is $1.00 less than the amount that would have caused the benefits to be subject to such excise tax.

For purposes of Mr. Morphis’ employment letter agreement, “cause” generally meant that Mr. Morphis (i) became unable to render or failed to render his duties for us, (ii) violated our policies or procedures or failed to follow the directives of a higher level executive or our Board of Directors, (iii) was negligent or engaged in willful misconduct in connection with the performance of his duties for us, (iv) committed any act of personal dishonesty intended to result in personal enrichment at the expense of the Company or any act of fraud or misappropriation of property of the Company, (v) was convicted of or entered into a plea bargain or settlement admitting guilt for any felony or misdemeanor involving financial misconduct or matters relating to our business, (vi) was the subject of any order by certain governmental bodies involving fraud, or (vii) materially breached the terms of his employment letter agreement.

Ms. Backes

Ms. Backes’ letter agreement provides that, in the event we terminate her employment without “cause”, she will be entitled to severance pay in an amount equal to one times her annual base salary (at the annualized rate in effect on the date of termination), subject to the execution of a general release of claims in favor of the Company. In addition, Ms. Backes will be entitled to receive any accrued but unused vacation and any benefits under our 401(k) plan. In the event Ms. Backes’ benefits are subject to the excise tax imposed under Sections 280G and 4999 of the Code, her benefits will be reduced (but not below zero) so that the maximum amount of the benefits (after reduction) will be an amount that is $1.00 less than the amount that would cause the benefits to be subject to such excise tax. For purposes of Ms. Backes’ employment letter agreement, “cause” generally has the same meaning as set forth in Mr. De Meritt’s employment agreement in all material respects, except that cause also includes any abuse of narcotics or alcohol that has or may reasonably harm the Company.

Ms. Gill

Ms. Gill’s amended and restated employment agreement provides for severance benefits payable in the event of the termination of her employment with us under certain circumstances, subject to the execution of a general release of claims in favor of the Company. In the event Ms. Gill’s employment is terminated during the employment term by us without “cause” or if she resigns for “good reason”, Ms. Gill will be entitled to severance pay in an amount equal to two times her annual base salary (at the annualized rate in effect on the date of termination). The severance amount is payable in equal installments in accordance with our regular payroll practices over the 24-month period following her termination of employment, with the first installment payable in the month following the month in which the termination date occurs. Ms. Gill will also be eligible to receive, for up to 24 months, a monthly amount equal to the applicable COBRA premium cost for the level of coverage she had as an active employee immediately prior to her termination of employment. In addition, Ms. Gill will be entitled to receive amounts accrued under the employment agreement, including any accrued but unpaid salary and accrued but unused vacation. In the event Ms. Gill’s benefits are subject to the excise tax imposed under Sections 280G and 4999 of the Code, her benefits will be reduced (but not below zero) so that the maximum amount of the benefits (after reduction) will be an amount that is $1.00 less than the amount that would cause the benefits to be subject to such excise tax. For purposes of Ms. Gill’s employment agreement, “cause” and “good reason” have the same meanings as set forth in Mr. De Meritt’s agreement.

Mr. Malik

Mr. Malik’s letter agreement provides that, in the event we terminate his employment without “cause” prior to September 26, 2013, he will be entitled to severance pay in an amount equal to one times his annual base salary (at the annualized rate in effect on the date of termination), subject to the execution of a general release of claims in favor of the Company. In addition, Mr. Malik will be entitled to receive any accrued but unused vacation and any benefits under our 401(k) plan. In the event Mr. Malik’s benefits are subject to the excise tax imposed under Sections 280G and 4999 of the Code, his benefits will be reduced (but not below zero) so that the maximum amount of the benefits (after reduction) will be an amount that is $1.00 less than the amount that would cause the benefits to be subject to such excise tax. For purposes of Mr. Malik’s letter agreement, “cause” has the same meaning as set forth in Ms. Backes’ letter agreement.

Estimated Potential Termination Payments and Benefits

The following table presents our estimated value of the payments and benefits that each of our named executive officers would have been entitled to had his or her employment terminated during the employment term by us without “cause” or, in the case of Mr. De Meritt or Ms. Gill, if he or she resigns for “good reason,” on January 28, 2012. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such event.

Executive	Severance ($)(1)	Continued Benefits ($)(2)	Equity Vesting ($)	Total ($)
John De Meritt	750,000	26,448	—	776,448
Gene Morphis	325,000	—	—	325,000
Theresa Backes	250,000	—	—	250,000
Kyong Gill	700,000	26,448	—	726,448
Kal Malik	225,000	—	—	225,000

(1)	The severance amounts reported for Mr. De Meritt and Ms. Gill represent two times the executive’s base salary. The severance amounts reported for Messrs. Morphis and Malik and Ms. Backes represent one times the executive’s base salary.
(2)	The amounts reported in this column are estimated amounts and are based on approximate benefit costs for fiscal 2011. The amounts reported for Mr. De Meritt and Ms. Gill represent the approximate cost of 24 monthly payments in an amount equal to the applicable COBRA premium cost for the level of coverage each executive had as an active employee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships

Stockholders’ Agreement

We are party to a stockholders’ agreement with certain stockholders, including, Mr. Chong Yi, Ms. Kyong Gill, Ms. Insuk Koo and Mr. John De Meritt (collectively, the “Founders”), Mr. Kal Malik, Insuk Koo 2010 GRAT, Kibun Koo 2010 GRAT, Chong On Yi 2010 GRAT, Chong On Yi 2010 GRAT II, EverLong Holdings LP, BlueGill Holdings LP, Mr. Gene Morphis, Ms. Cynthia Thomassee and Mr. Randi Sonenshein (the foregoing, together with the Founders, are sometimes referred to herein as the “management stockholders”), CCMP and certain other stockholders. The stockholders’ agreement provides these stockholders with, among other things, certain demand and “piggyback” registration rights and other registration rights, subject to lock-up arrangements.

Demand and Piggyback Registration Rights

Pursuant to the stockholders’ agreement, CCMP has the right at any time, but on not more than five occasions, to require us to use our best efforts to register any or all of the shares held thereby on Form S-1 promulgated under the Securities Act at our expense. CCMP has already exercised its demand rights on two occasions. Certain management stockholders have the right on a single occasion, upon the request of the holders representing a majority of the shares held by such management stockholders, to require us to use our best efforts to register any or all of the shares held thereby at any time following the 12-month anniversary of the IPO. Following a demand, all other stockholders that are party to the stockholders’ agreement may request the inclusion of any or all of their shares in the registration statement. Under certain circumstances, we may delay the filing or effectiveness of a registration statement one time, for up to 90 days, with respect to a demand made by CCMP, and one time in any 12-month period with respect to a demand made by the management stockholders. The stockholders’ agreement also grants CCMP, certain management stockholders, and the other stockholders party to the agreement certain “piggyback” registration rights. If we register any of our securities, the holders of these shares are entitled to include their shares in the registration. All demand and piggyback registration rights are subject to limitations that may be imposed by the managing underwriter on the number of shares to be included in any underwritten offering.

Short-Form Registration Rights

CCMP, certain management stockholders and the other stockholders party to the agreement are entitled to additional short-form registration rights, commencing on the date that we become eligible to register securities on Form S-3. Each stockholder party to the stockholders’ agreement may request registration of their shares if the anticipated aggregate offering amount of the shares is at least $10 million. There is no limit to the number of requests for registrations on Form S-3.

Indemnification

In connection with all registrations pursuant to the registration rights provisions of the stockholders’ agreement, we have agreed to indemnify all holders of registrable securities against specified liabilities, including liabilities under the Securities Act. All stockholders requesting or joining in a registration may be required to agree to indemnify us against certain liabilities, but in no event will any single stockholder’s liabilities exceed the net proceeds to that stockholder from the sale of the registrable securities.

In addition, we have agreed, among other provisions, to reimburse and indemnify the stockholders party to the stockholders’ agreement for any losses incurred in connection with any action by any third party or governmental authority by reason of such stockholder’s status as a stockholder of the Company or a controlling person of the Company.

Termination

The rights under the stockholders’ agreement will terminate upon the earlier of the date on which the stockholders party thereto no longer own any of our equity securities or the voluntary liquidation of the Company, or the sale of all or substantially all of our assets or outstanding common stock.

Indemnification of Officers and Directors

We entered into indemnification agreements with each of our executive officers and directors upon the completion of our IPO. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or executive officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

There is no pending litigation or proceeding naming any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Related Party Transactions

In addition to the director and executive officer compensation arrangements discussed above under “Executive Compensation”, the following is a description of transactions during our last three fiscal years to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our common stock, or persons or entities affiliated with them, had or will have a direct or indirect material interest.

Stony Trading Relationship

Stony Leather, Inc. (“Stony”) is one of our inventory vendors. We purchase inventory from Stony on a purchase order basis. Stony sources, wholesales and distributes jewelry, accessories, handbags and gift items. Stony’s customers include retailers, wholesalers, individuals, television shopping networks, and internet-based merchants. We are only one of Stony’s several customers. Stony is based in Houston, Texas with a showroom in New York City, New York. Stony does not own or operate conventional brick and mortar retail outlets.

Chong Yi and Insuk Koo (two of the four Founders) own and operate Stony. Mr. Yi and Ms. Koo are brother and sister. Mr. Yi and Ms. Koo along with their sister Ms. Kyong Gill (our Executive Vice Chairperson and one of the four Founders) are stockholders of Francesca’s. Our relationship with Stony is that of an independent third-party vendor.

Since the founding of the Company, Stony has been a supplier of a variety of our inventory items. Stony accounted for 7% of our total inventory purchases on an annual basis in fiscal year 2011. We negotiate and set the rates for the merchandise and services provided to us by Stony at market rates for such merchandise and services at the time each such transaction is entered into. We often request and receive from Stony merchandise on special order or modify previously ordered merchandise. Generally, Stony provides us a 3% damage allowance to cover the costs of damaged merchandise. The Stony inventory purchases during fiscal year 2011 was approximately $5.0 million.

KJK Trading Relationship

KJK Trading Corporation (“KJK Trading”) is one of our inventory vendors. We purchase inventory from KJK Trading on a purchase order basis. Although KJK Trading assists us in the design of several items of apparel we sell in our boutiques, KJK Trading does not act as our broker or agent in the sourcing of our merchandise. Beginning in May 2010, we subleased approximately 2,000 square feet of office space to KJK Trading within our headquarters in Houston, Texas. We did not receive any rent payments from KJK Trading in fiscal year 2010. Beginning in January 2011, the rent payment became $1,000 per month. KJK Trading employs several employees to conduct its business. We are the sole customer of KJK Trading. Our relationship with KJK Trading is that of an independent third-party vendor.

KJK Trading is owned and operated by Ki Juing Gu. Mr. Gu is the brother-in-law of Ms. Insuk Koo (one of our Founders).

KJK Trading has been one of our inventory vendors since 2008. KJK Trading accounted for 12% of our total inventory purchases on an annual basis in fiscal year 2011. We negotiate and set the rates for the merchandise and services provided to us by KJK Trading at market rates for such merchandise and services at the time each such transaction is entered into. We often request and receive from KJK Trading merchandise on special order or modify previously ordered merchandise. Generally, KJK Trading provides us a 1% damage allowance to cover the costs of damaged merchandise. The KJK Trading inventory purchases during fiscal year 2011 was approximately $8.1 million.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $20,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our capital stock (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. This policy was not in effect when we entered into the transactions described above.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Audit Committee. Additionally, in the case of beneficial holders of more than 5% of our capital stock, we will solicit this information via an annual questionnaire. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. In the event that any member of our Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the Audit Committee will review and may, in its discretion, ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually and the Audit Committee may establish guidelines for our management to follow in the course of its ongoing dealings with the related person.

Our Board of Directors has also adopted a written policy under which no immediate family member of a director or executive officer shall be hired until the employment arrangement is approved by our Audit Committee or ratified by the Audit Committee if it is not practicable for us to wait until the next Audit Committee meeting. A copy of our related person transaction policy and Audit Committee charter is available on our website at www.francescascollections.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during fiscal 2011 were timely filed.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board of Directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended January 28, 2012 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended January 28, 2012 filed with the SEC.

Audit Committee of the Board of Directors

Neill Davis (Chair)
Richard Emmett
Joseph Scharfenberger
Patricia Bender

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On August 10, 2010, the Audit Committee dismissed BDO USA, LLP (formerly known as BDO Seidman, LLP) (“BDO”) as the Company’s independent registered public accounting firm.

With respect to BDO and its service as the Company’s independent registered public accounting firm, during the fiscal year ended January 30, 2010 (“Fiscal Year 2009”):

•	BDO’s reports on the Company’s consolidated financial statements for Fiscal Year 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.
•	There were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO, would have caused BDO to make a reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements of the company for such years and through August 10, 2010, the date of BDO’s dismissal as the Company’s independent registered public accounting firm.
•	There were no “reportable events” as described in Item 304(n)(1)(v) of Regulation S-K other than at January 31, 2009, the Company identified a material weakness in internal controls over financial reporting related to the Company’s accounting for its Convertible Redeemable Preferred Stock — Series A. This material weakness resulted in a material error and correction of the Company’s annual financial statements for the fiscal year ended January 31, 2009 prior to their original issuance. The Company discussed this material weakness with BDO and has authorized BDO to respond fully to inquiries of E&Y, successor auditors concerning this matter.
•	We provided BDO a copy of the disclosures we are making in this proxy statement relating to the change in independent registered public accounting firm prior to their initial filing with the SEC. We also provided E&Y a copy of the disclosures. Neither accountant believes that the statements made are incorrect or incomplete.
•	The Audit Committee conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ended January 29, 2011. On August 10, 2010, the Audit Committee approved the engagement of E&Y as its independent registered public accounting firm for the fiscal year ended January 29, 2011 subject to completion of normal client acceptance procedures. In deciding to engage E&Y, the Audit Committee reviewed auditor independence and existing commercial relationships with E&Y, and concluded that E&Y has no commercial relationship with the Company that would impair its independence. During Fiscal Year 2009, neither the Company nor anyone acting on behalf of the Company, consulted E&Y regarding any of the matters or events set forth in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee appointed E&Y as our independent registered public accounting firm for the fiscal years ended January 29, 2011 and January 28, 2012. The table below shows the aggregate fees for services rendered by E&Y for each of these periods.

	Fiscal year ended
	January 29, 2011	January 28, 2012
Audit Fees(1)	$795,702	$316,650
Audit-Related Fees(2)	$20,597	$—
Tax Fees	$—	$—
All Other Fees(3)	$—	$13,250
Total	$816,299	$329,900

(1)	Audit fees represent fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering, our Form S-1 related to our first follow-on public offering and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees represent fees billed for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees,” including the audit of our 401(k) plan.
(3)	All other fees represent fees billed for services other than those reported as “Audit Fees,” “Audit-Related Fees” or “Tax Fees,” including consultation regarding accounting for tenant allowances and preferred stock.

Audit Committee Pre-Approval Policies and Procedures

Under its charter, the Audit Committee must pre-approve all audit, audit-related, tax and other permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The Audit Committee is not authorized to delegate the pre-approval of permitted non-audit services. The Audit Committee approved all of the non-audit services provided by our independent registered public accounting firm during the fiscal years ended January 29, 2011 and January 28, 2012.

ELECTION OF DIRECTORS
(Proposal No. 1)

Nominees for Election

Our Board of Directors is currently comprised of eight members. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated Patricia Bender for election to our Board of Directors as Class I directors. Ms. Bender is currently a director of the Company.

In recommending director nominees for selection by our Board of Directors, the Nominating and Corporate Governance Committee considers a number of factors, which are described in more detail above under “Board of Directors and Corporate Governance — Director Nomination Process.” In considering these factors, the Nominating and Corporate Governance Committee and our Board of Directors consider the fit of each individual’s skills with those of other directors to build a Board of Directors that is effective, collegial and responsive to the needs of our Company.

The nominee for election has consented to be named in this Proxy Statement and to serve as a director if elected. If the nominee becomes unavailable for any reason (which is not anticipated) there will be a vacancy on our Board of Directors unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Ms. Bender, if elected, will serve until the 2015 Annual Meeting of Stockholders and until her successor is elected and qualified.

Plurality Voting Standard

Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the nominee receiving the highest number of affirmative votes of the shares entitled to be voted for her will be elected as a director to serve until the 2015 annual meeting of stockholders and until her successors is duly elected and qualified. Votes withheld shall have no legal effect. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the one nominee named in this Proxy Statement.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR the nominee for director.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)

The Audit Committee has appointed E&Y to serve as our independent registered public accounting firm for the fiscal year ending February 2, 2013. The Company is not required by its Bylaws or applicable law to submit the appointment of E&Y for stockholder approval. However, as a matter of good corporate governance, the Board of Directors has determined to submit the Audit Committee’s appointment of E&Y as our independent registered public accounting firm to stockholders for ratification. If stockholders do not ratify the appointment of E&Y, the Audit Committee may consider the appointment of another independent registered public accounting firm. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

A representative of E&Y is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(Proposal No. 3)

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our Chief Executive Officer, Chief Financial Officer and three most highly-compensated executive officers (collectively, the “named executive officers”) as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

Our executive compensation philosophy and procedures are approved by the Compensation Committee, which consists entirely of independent directors. As described more fully under “Executive Compensation —  Compensation Discussion and Analysis,” the Company’s compensation program for executives is intended to:

•	align the interests of our executive officers with our stockholders’ interests by adequately rewarding performance that is tied to creating stockholder value; and
•	provide a total compensation package for each of our executive officers that we believe is competitive.

In furtherance of these principles, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces our stockholders’ interests. These features are described in more detail in the Compensation Discussion and Analysis and include the following:

•	We provide our named executive officers with annual performance-based cash award opportunities linked to our annual financial performance and the achievement of individual goals and objectives. These awards are designed to align each executive’s annual goals for his or her respective area of responsibility with the financial goals of the Company.
•	The equity awards granted to certain of our named executive officers during fiscal 2011 consisted of stock options that would have value only to the extent that the Company’s stock price increased following the grant date.
•	To promote alignment of management and stockholder’s interests, all executives at the level of Vice President or higher are subject to the Company’s stock ownership guidelines.
•	The Compensation Committee has retained and, in setting the Company’s executive compensation policies, has sought the advice of an independent compensation consultant.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This proposal to approve the compensation paid to our named executive officers is advisory only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION
(Proposal No. 4)

This Proposal No. 4 affords our stockholders the opportunity to cast an advisory vote on how often the Company should include an advisory vote to approve executive compensation in its proxy materials for future annual stockholder meetings (or a special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, stockholders may vote to have the advisory vote to approve executive compensation every one year, every two years or every three years.

After careful consideration, our Board of Directors believes that advisory votes on executive compensation should be conducted every three years so that our stockholders may triennially express their views on the Company’s executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

This proposal on the frequency of future advisory votes to approve executive compensation is advisory only and will not be binding on the Company or the Board of Directors. In voting on this proposal, you will be able to indicate your preference regarding the frequency of future advisory votes to approve executive compensation by specifying a choice of one year, two years or three years. If you do not have a preference regarding the frequency of future advisory votes on executive compensation, you should abstain from voting on the proposal. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board of Director’s recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our executive compensation program.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote to hold future advisory votes on executive compensation every THREE YEARS (as opposed to every one year or every two years).

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any postponement or adjournment thereof and is voted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.  Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2013 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the Company’s proxy statement, stockholder proposals must be received no later than January 25, 2013 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2013 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2013 annual meeting of stockholders. Proposals should be sent to the attention of the Corporate Secretary at 3480 W. 12th Street, Houston, Texas 77008 or by facsimile at 713-426-0422.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates.  Stockholders who wish to nominate persons for election to the Board of Directors at the 2013 annual meeting of stockholders or who wish to present a proposal at the 2013 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials the Company distributes for such meeting, must deliver written notice of the nomination or proposal to the Company’s Corporate Secretary no earlier than February 10, 2013 and no later than 5:00 p.m., Central time, on March 12, 2013 (provided, however, that if the 2013 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2013 annual meeting of stockholders and no later than 5:00 p.m., Central time, on the 120th day prior to the date of the 2013 annual meeting of stockholders or, if the first public announcement of the date of the 2013 annual meeting is less than 100 days prior to the date of the 2013 annual meeting, the 10th day following the day on which public announcement of the date of the 2013 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Section 1.12 of our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2013 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Corporate Secretary at 3480 W. 12th Street, Houston, Texas 77008.

ANNUAL REPORT TO STOCKHOLDERS

Our 2011 Annual Report has been posted, and is available without charge, on our corporate website at www.francescascollection.com. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2011 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2011 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2011 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to Investor Relations: Corporate Secretary at 3480 W. 12th Street, Houston, Texas 77008.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2011 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2011 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Services, Inc. either by calling toll free at (800) 542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2011 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or the 2011 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s common stock sharing an address.

ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Houston, Texas May 25, 2012	Greg Brenneman Non-Executive Chairman

FRANCESCA'S HOLDINGS CORPORATION
C/O FRANCESCA'S COLLECTIONS INC.
3480 W. 12TH STREET
HOUSTON, TX 77008

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M47513-P27267 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRANCESCA'S HOLDINGS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Director	☐	☐	☐

Nominee:

01) Patricia Bender

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 3 years on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of future advisory votes to approve executive compensation.	☐	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

M47514-P27267

FRANCESCA'S HOLDINGS CORPORATION
Annual Meeting of Stockholders
July 10, 2012 10:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s), hereby revoking any proxy previously given, hereby appoint(s) John De Meritt and Kal Malik, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of FRANCESCA'S HOLDINGS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CDT on July 10, 2012, at The Houstonian, 111 North Post Oak Lane, Houston, TX 77024, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations included on the reverse side thereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

Continued and to be signed on reverse side